UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2017

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02 Results of Operations and Financial Conditions.

On November 6, 2017, Aimmune Therapeutics, Inc. (“Aimmune” or the “Company”) issued a press release announcing its financial results for the quarter and nine months ended September 30, 2017, and its financial position as of September 30, 2017. The full text of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, or incorporated by reference into any filings of the Company made under the Securities Act of 1933, as amended, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2017, Stephen Dilly, M.B.B.S., Ph.D., notified the Board of Directors (the “Board”) of the Company of his intention to retire as Aimmune’s President and Chief Executive Officer by the end of 2018. Dr. Dilly indicated that he will remain in his current position as President and Chief Executive Officer and a member of the Board until a new Chief Executive Officer has been appointed and will, thereafter, be available to serve as a special advisor to the Company through a transition period.  Dr. Dilly’s decision to retire is based solely on his desire to have more time for his family, especially his eldest son, who has special needs.

On November 5, 2017, the Company entered into a Transition and Separation Agreement (the “Transition and Separation Agreement”) with Dr. Dilly, pursuant to which Dr. Dilly will continue to be employed by the Company through December 31, 2018, subject to earlier termination by the Company for cause or by Dr. Dilly for any reason (the earliest such date, the “Termination Date”). Dr. Dilly will continue to be employed by the Company as its President and Chief Executive Officer and continue to serve as a member of the Board through the earlier of the date that the Company appoints a new Chief Executive Officer (the “Transition Date”) or the Termination Date. For the period of time commencing on the Transition Date and ending on the Termination Date (the “Transition Period”), Dr. Dilly will continue to be employed by the Company as a special advisor, and will provide transition services for up to four days per week. During the Transition Period, Dr. Dilly will be paid a base salary at the rate of $2,500 per week, continue to participate in Company employee benefit plans in accordance with their terms and continue to vest into outstanding equity awards.  If, during the Transition Period, the Board or the Company’s new Chief Executive Officer request that Dr. Dilly provide more than four days of services during any calendar week, then the Company will pay Dr. Dilly a $2,500 per diem bonus. In addition, if Dr. Dilly ceases to be eligible to participate in the Company’s health plans during the Transition Period, the Company will directly pay or reimburse Dr. Dilly for COBRA premiums during the Transition Period.  Dr. Dilly provided a release of claims in connection with the execution of the Transition and Separation Agreement.

Subject to Dr. Dilly’s continued employment through December 31, 2018, in exchange for providing a general release of claims that becomes effective after the Termination Date and continued compliance with the Employee Proprietary Information and Inventions Agreement entered into between Dr. Dilly and the Company, Dr. Dilly will receive: (i) continued payments of his base salary for 12 months following his Termination Date; (ii) accelerated vesting of his outstanding equity awards in respect of the number of shares that would have vested had he continued to provide services for the six-month period following his Termination Date; (iii) extended exercisability of the vested portion of his options (after giving effect to the foregoing acceleration) for the 12-month period beginning on his Termination Date; and (iv) payment or reimbursement of COBRA premiums for Dr. Dilly and his covered dependents for up to 12 months following his Termination Date. Additionally, Dr. Dilly will receive enhanced severance benefits and full acceleration of his outstanding equity awards if his Termination Date occurs during the period commencing three months before and ending 12 months after a Change in Control (as defined in Dr. Dilly’s employment agreement).

The foregoing summary of the material terms of the Transition and Separation Agreement is qualified in its entirety by the complete terms of the agreement, which will be filed as an exhibit to the Company’s quarterly report for the quarterly period ended September 30, 2017.

Item 8.01Other Events.

On November 6, 2017, the Company issued a press release announcing, among other things, the planned retirement of Dr. Dilly as President and Chief Executive Officer of the Company by the end of 2018, as well as its initiation of a search for a new Chief Executive Officer effective immediately. Dr. Dilly will continue as the Company’s Chief Executive Officer until his replacement joins the Company and will be available through a transition period.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated November 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.

Date: November 6, 2017	By:	/s/ Eric Bjerkholt
Eric Bjerkholt
Chief Financial Officer